Exhibit 1
CHINA UNICOM LIMITED
(incorporated in Hong Kong with limited liability)
(Stock Code: 0762)
CLOSURE OF REGISTER OF MEMBERS
This notice is made pursuant to section 99 of the Companies Ordinance (Chapter 32 of the Laws of Hong Kong). Reference is also made to the notice of extraordinary general meeting of China Unicom Limited (the “Company”) published on 15 August 2008.
Notice is hereby given that the register of members of the Company will be closed from 11 September 2008 to 16 September 2008 (both days inclusive), during which dates no transfer of shares of the Company will be effected. In order to qualify for voting at the extraordinary general meeting, all transfers, accompanied by the relevant certificates, must be lodged with the Company’s Share Registrar, Hong Kong Registrars Limited at Shops 1712-1716, 17th Floor, Hopewell Centre, 183 Queen’s Road East, Hong Kong no later than 4:30 p.m. on 10 September 2008.
As at the date of this notice, the Board of Directors of the Company comprises:

Executive directors:	Chang Xiaobing, Tong Jilu, Li Gang and Zhang Junan

Non-executive directors:	Lu Jianguo and Lee Suk Hwan

Independent non-executive directors:	Wu Jinglian, Shan Weijian, Cheung Wing Lam, Linus, and Wong Wai Ming

By Order of the Board
China Unicom Limited
Chu Ka Yee
Company Secretary

Hong Kong, 15 August 2008